NEWS
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212/687-8080
LADENBURG THALMANN RETIRES REMAINING DEBT AND RE-ELECTS
11 BOARD MEMBERS AT ANNUAL MEETING

     MIAMI, FL, July 2, 2007 — Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) today announced that it has completed the retirement of its remaining debt, $5,000,000 principal amount of promissory notes held by New Valley LLC, in exchange for 2,777,778 shares of Ladenburg common stock. The debt exchange was completed on June 29, 2007 after a majority of the Ladenburg shareholders approved the transaction at the annual meeting held in New York City. As previously announced, New Valley had agreed in February 2007 to convert the principal amount of its notes into Ladenburg common stock at an exchange price of $1.80, representing the average closing price for the 30 trading days ending on the date of the debt exchange agreement. The accrued interest on the notes of approximately $1.73 million was paid in cash.
     Ladenburg also announced that its shareholders re-elected Henry C. Beinstein, Robert J. Eide, Dr. Phillip Frost, Brian S. Genson, Saul Gilinski, Dr. Richard M. Krasno, Richard J. Lampen, Howard M. Lorber, Jeffrey S. Podell, Richard J. Rosenstock and Mark Zeitchick to the Company’s Board of Directors.
     Dr. Phillip Frost, Chairman of the Board of Ladenburg, said “We are pleased to have completed the debt exchange, which retires our remaining indebtedness and increases shareholders’ equity. This transaction completes the recapitalization of Ladenburg undertaken over the past two years and positions the Company for future growth.”
     As a result of the debt exchange, New Valley’s beneficial ownership of Ladenburg’s common stock increased from approximately 7.1% to 8.7%. New Valley is wholly-owned by Vector Group Ltd.

About Ladenburg
     Ladenburg Thalmann Financial Services, included in the Russell 3000(R) and Russell 2000(R) indexes, is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Miami and Boca Raton, Florida; Los Angeles, California; Melville, New York; Lincolnshire, Illinois; and Princeton, New Jersey. Ladenburg, based in Miami, Florida, provides corporate finance, asset management, brokerage, trading and research services, principally for middle market and emerging growth companies and high net worth individuals.
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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and other factors detailed from time to time in its other filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.